Exhibit 99.1

          BeiGene,Ltd.

BeiGene Initiates Pivotal Trial of PARP inhibitor Pamiparib  (BGB-290) in China in Patients with Ovarian Cancer

BEIJING, China and CAMBRIDGE, Mass., December 18, 2017 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ:BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today announced that the first patient was dosed in a pivotal Phase 2 clinical trial of pamiparib (BGB-290), an investigational PARP inhibitor, in Chinese patients with advanced ovarian cancer.

“We are pleased to announce the initiation of the first pivotal trial of pamiparib in China. Clinical development began in Australia in July 2014 and in China in December 2016.  Pamiparib is being evaluated in several global clinical trials in a broad range of indications, both as monotherapy and in combination with tislelizumab (BGB-A317), our anti-PD-1 antibody, with chemotherapy or with radiotherapy.  We look forward to advancing pamiparib in China, where no PARP inhibitor has been approved,” commented John V. Oyler, Founder, Chief Executive Officer, and Chairman of BeiGene.

“Patients with advanced ovarian cancer who harbor a germline BRCA mutation will be recruited to this study.  Patients in China have limited treatment options, especially following platinum-based therapy, despite the multiple approvals of PARP inhibitors in other regions of the world” commented Amy Peterson, M.D., Chief Medical Officer for Immuno-Oncology of BeiGene.

The pivotal Phase 2 single-arm, open-label, multi-center trial is designed to evaluate the efficacy, safety, tolerability, and pharmacokinetic profile of pamiparib in patients with high-grade ovarian cancer, including fallopian cancer or primary peritoneal cancer, harboring a  known or suspected deleterious germline BRCA1/2 mutation. This trial plans to enroll approximately 100 patients who have received at least two previous lines of therapy in the advanced or metastatic setting, and will be divided into two cohorts according to their platinum-sensitivity status. The trial’s primary endpoint is objective response rate (ORR)

          BeiGene,Ltd.

according to Response Evaluation Criteria in Solid Tumors Version 1.1 (RECIST V1.1), as assessed by independent radiology review. Secondary endpoints include ORR as assessed by investigators, progression-free survival, duration of response, overall survival, disease control rate, best overall response, clinical benefit rate, safety, tolerability, and pharmacokinetic profile. Professor Xiaohua Wu of the Fudan University Cancer Center is the lead principal investigator of the trial.

About Pamiparib

Pamiparib (BGB-290) is an investigational inhibitor of PARP1 and PARP2 which demonstrated pharmacological properties such as brain penetration and PARP–DNA complex trapping in preclinical models. Pamiparib is currently in global clinical development as a monotherapy and in combination with other agents for a variety of solid tumor malignancies.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 700 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azaciditine) in China under a license from Celgene Corporation.i

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of pamiparib and BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to pamiparib.  Actual results may differ materially from

          BeiGene,Ltd.

those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene's ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact

Lucy Li, Ph.D.	Liza Heapes
+1 781-801-1800	+1 857-302-5663
ir@beigene.com	media@beigene.com

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i ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.